Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Amended and Restated 2007 Equity Incentive Plan of Pure Bioscience, Inc. (“the Company”) of our report dated October 28, 2021, with respect to the Company’s consolidated financial statements as of July 31, 2021 and 2020, and for the years then ended, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

January 26, 2022